EXHIBIT 99.(a)

Florida Progress Corporation
Investor News

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


[CORPORATE LOGO OMITTED]

Florida Power Corporation's Crystal River Nuclear Plant Update

ST. PETERSBURG, Florida, June 18, 1997 -- Florida Power Corporation's Crystal River nuclear plant has been down since September 2, 1996 to address design issues involving the unit's engineered safeguards system.

Florida Power expects to return the unit to service by the end of 1997. The restart plan reflects commitments made by Florida Power to the Nuclear Regulatory Commission (NRC) regarding issues to be resolved prior to returning the unit to service. Attached is a schedule that provides additional information concerning key restart activities.

Florida Power has committed to resolving eight design issues, many of which involve physical modifications to the plant and, in some cases, amendments to its license. The attached schedule lists the eight design issues and the expected time periods in which the field work will be done along with targeted dates for restart submittals to the NRC. During the next several months, Florida Power will be filing restart submittals with the NRC.

The expected critical path of the current restart plan remains the upgrades to the emergency feedwater system and the emergency diesel generators. Some of the modifications completed thus far include increasing load capacity to both diesel generators, and modifications to the emergency feedwater system and high pressure injection system. These modifications are part of the work necessary to resolve the diesel loading issue and related emergency feedwater system issues.

Florida Power's "System Readiness & Review Program" was established to assess "extent of condition." Level 2 reviews are approximately 60 percent complete and Level 3 reviews have just begun. The attached schedule indicates that the discovery phase of this activity should conclude in July. As a result of these reviews, Florida Power has identified various issues, some of which must be addressed prior to restarting the plant.

Starting in July, Florida Power expects to begin the "System Lineups, Heatup and Testing" phase of the restart plan. During this phase, various systems will be reviewed and checked to evaluate their condition. Also during this phase, Florida Power will be developing its "Startup and Power Ascension Plan." This plan, scheduled for implementation in December, will focus on managing a comprehensive controlled startup of the plant.

Other significant restart activities include full inspection of the unit's steam generator tubes. The purpose of the inspection is to identify and repair tube degradation. This task began June 9 and will involve contractors from Framatome, which designed the steam generators, as well as Florida Power personnel. The project is expected to be complete by mid-July.

                                   -- more --

Throughout the restart effort, NRC inspectors will be performing various inspections in the operations, maintenance, engineering and plant support areas. In addition to these inspections, Florida Power will notify the NRC when it is ready for final inspections including an inspection performed by the NRC's "Operational Readiness Assessment Team." These inspections have not been scheduled at this time.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains forward looking statements, including statements regarding the restart of the nuclear plant by the end of 1997. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct impact on actual results include successful execution of the restart plan, actions of regulatory bodies, potential new plant modifications not foreseen at this time which extend the outage beyond 1997 and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


                                                            ####

Florida Power Corporation
Crystal River Nuclear Plant
Key Restart Activities

                                                                        LICENSE                    COMPLETION      PERCENTAGE
Physical Modifications - (8) design issues.                            SUBMITTALS    FIELD WORK      TARGET          COMPLETE
------------------------------------------------------------------------------------------------------------------------------
1. Emergency feedwater system upgrades and diesel generator
   load impact.                                                        JUN - JUL      MAY - AUG       SEP               60%
2. Emergency diesel generator loading.                                 JUN - JUL      MAR - SEP       SEP               60%
3. Low pressure injection mission time.                                COMPLETE          NONE         JUN               90%
4. Reactor building spray pump net positive suction head.                 AUG         APR - AUG       AUG               70%
5. High pressure injection pump recirculation                           JUNE 30       SEP - OCT       NOV               10%
   to the reactor building sump.
6. High pressure injection system modifications to                      JUNE 30       MAY - NOV       NOV               40%
   improve small break loss of coolant accident margins.
7. Failure modes and effects of Loss of DC Power                       JUL - AUG         NONE         SEP               90%
8. Generic Letter 96-06 - Containment Penetrations                        JUL         APR - SEP       SEP               60%
-----------------------------------------------------------------------------------------------------------------------------

                                                                               DISCOVERY
        " System Readiness & Review - "Extent of condition"                      PHASE
--------------------------------------------------------------------------------------------------------
             Level 1 reviews (  8 systems)                                      COMPLETE
             Level 2 reviews (18 systems)                                       JUN
             Level 3 reviews (79 systems)                                       JUL
--------------------------------------------------------------------------------------------------------

         System Checks and Power Ascension                                      START   FINISH
-------------------------------------------------------------------------------------------------------
            System Lineups, Heatup & Testing"                                    JUL     DEC
            Secondary Systems Testing                                            SEP     SEP
            Startup & Power Escalation                                           DEC     DEC
-------------------------------------------------------------------------------------------------------

        Other Significant Activities                                            START   FINISH
-------------------------------------------------------------------------------------------------------
             Steam generator testing                                             JUN     JUL
             Reduce maintenance backlog to less than 200 items                   JAN     DEC
-------------------------------------------------------------------------------------------------------